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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

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                                       FORM 8-K

                    Current Report Pursuant to Section 13 or 15(d)
                        of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): January 23, 1997


                             MEDICAL GRAPHICS CORPORATION
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                (Exact name of Registrant as specified in its charter)


         Minnesota                                           41-1316712
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(State or other jurisdiction of                             (IRS Employer
incorporation or organization)                          Identification No.)


                                        0-9899
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                               (Commission File Number)


     350 Oak Grove Parkway
     St. Paul, Minnesota                                       55127-8599
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(Address of principal executive                                (Zip Code)
offices)




          Registrant's telephone number, including area code: (612)484-4874
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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

    Medical Graphics Corporation (the "Company") has dismissed Ernst & Young LLP as its certified public accountants responsible for auditing the Company's financial statements, effective immediately. This action was taken by the Board of Directors on January 23, 1997, with all members of the Board's Audit Committee in attendance and approving the decision. Ernst & Young LLP's reports for the last two years contained no adverse opinions, disclaimers, or qualifications or modifications as to uncertainty, audit scope or accounting principles, and during such two year period and the subsequent interim period since then, there have been no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

ITEM 5.  OTHER EVENTS.

    Changes in Management; Restructuring Plan. Eric W. Sivertson, President, Chief Executive Officer and a director of the Company, has left the Company, effective January 21, 1997. In his place, the Company's Board of Directors has named Mark W. Sheffert as interim Chief Executive Officer. Sheffert, the President of Manchester Companies, Inc., was also elected a member of the Board and chairman of its executive committee.

    In response to unsatisfactory 1996 results, the Company has also hired Manchester Business Services, Inc. ("Manchester") to work with the Board to design and implement a restructuring plan. Under the Retainer Agreement executed with Manchester, the Company will pay to Manchester a monthly fee of $20,000, plus out-of-pocket expenses, for the twelve month initial term of the agreement. If the Company achieves profitability from operations and positive cash flow by year-end 1997, Manchester will also receive warrants, exercisable over a five year period, to purchase 50,000 shares of the Company's common stock at a price equal to the mean between the bid and asked price of the Company's common stock as of the date of Manchester's engagement. In addition, the Company will issue to Manchester shares of the Company's common stock having a value equal to (i) 10% of the first $1.0 million of the Company's 1997 operating income (before unusual items), (ii) 20% of the next $1.0 million in operating income and (iii) 30% of operating income in excess of $2.0 million. Such stock shall be valued based on the average of the bid prices of the Company's common stock during calendar year 1997 but not less than $5.00 per share. The Company also agreed to indemnify Manchester with respect to any legal action to which Manchester may be subject in connection with providing the services contemplated by the Retainer Agreement.

    The Board and Manchester have outlined certain initiatives in connection with their restructuring efforts, including:

    - Reducing the Company's work force. On January 21, 1997, approximately 40 of the Company's 160 employees were laid off. Additional changes in senior management may also be considered.

    - Improving the Company's cost structure and instituting rigorous new financial management policies and procedures.

    - Reorganizing the research and development function and refocusing the Company on its core technologies.

    - Retaining Steve Anderson, former president of the Company from 1978 to 1985 and a director until 1992, as Chief Operations Officer.

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    Change in Banking Relationship; Default on Existing Credit Line.  The
Company has reached preliminary agreement with Norwest Business Credit ("Norwest") to provide financing that will enable the Company to implement its restructuring plans. Norwest has agreed, subject to completion of due diligence, to provide a three-year $4.1 million committed secured revolving line of credit, with advances to be made against eligible accounts receivable and inventory. This facility would bear interest at 4% over Norwest's base rate and would be secured by all assets of the Company. A minimum monthly interest fee of $15,000 will be payable by the Company during the term of the facility, and, if the facility is prepaid through refinancing with another institution, prepayment fees will be assessed in an amount equal to the greater of the remaining monthly minimum fees or 3% in the first year, 2% in the second year and 1% thereafter. Certain other fees would also be payable to Norwest, including an origination fee of 1% payable in 12 monthly installments, a facility fee of 0.25% payable annually, an unused fee of 0.25% per annum assessed quarterly on the unused portion of the facility and a success fee in the form of shadow warrants. The shadow warrants to be issued will equal 5% of the Company's outstanding common stock as of the date of closing, will carry an exercise price of $4.50 per share and will be exercisable over the three year period following closing. The value of the warrants will not exceed $600,000 or fall below $300,000. The credit facility will also contain various financial covenants.

    The Norwest line of credit would replace the Company's existing $3.5 million credit facility with Marquette Capital Bank, N.A. (the "Bank"), which is operating under a forbearance agreement, pursuant to which the Bank has agreed to extend the maturity date of the note to March 31, 1997, but has indicated that it will not extend the term beyond such date. The Bank has also increased the interest rate payable under this loan agreement from 1.5% to 2% over the Bank's base rate. The Company is currently in technical default under such credit facility for a failure to meet the minimum tangible net worth and minimum working capital requirements set forth therein.

    Financial Developments. The Company announced on January 22, 1997 that it expects to report a loss in the range of $2.35 to $2.40 per share for the fourth quarter ending December 31, 1996. In December, the Company announced that it expected a fourth-quarter loss of about $2.00 per share. The revised estimate is the result of a higher-than-expected loss from operations of $1.10 to $1.15 per share and a one-time charge of $3.25 million, or about $1.25 per share. During the quarter, the Company had lower-than-anticipated sales and significantly higher costs. The one-time charge is primarily related to costs to close an office in Germany, revalue inventories and accounts receivable, and pay for an Internal Revenue Service audit.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    (c)  Exhibits.

         16.1 Letter from Ernst & Young LLP regarding change in accountants.

         99.1 Amendment No. 2 to Restated Loan Documents entered into effective December 19, 1996 between the Company and the Bank.

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                                      SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


MEDICAL GRAPHICS CORPORATION

Dated: January 23, 1997



By  /s/ Mark W. Sheffert
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Mark W. Sheffert
Chief Executive Officer



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